Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Chief Financial Officer
517/372-9200

Neogen reports 13% increase in yearly revenues

LANSING, Mich., July 26, 2005 – Neogen Corporation (Nasdaq: NEOG) today announced a 13% increase in revenues for its 2005 fiscal year, which ended May 31, and a continuation of the company’s outstanding record of profitability. Neogen’s net income increased 35% in its fourth quarter on a prior year quarter-to-quarter comparison, and was up 16% overall for FY 2005.

FY 2005 revenues were $62,756,000, up from $55,498,000 in Neogen’s previous fiscal year. Net income was $0.70 per share in FY 2005, compared to $0.61 in the prior year. Neogen’s fourth quarter was the 49th consecutive profitable quarter from operations for the company, and the 53rd quarter of the past 58 quarters to show revenue increases on a year-to-year comparison.

Neogen’s fourth quarter revenues improved 5% on a year-to-year comparison to $16,008,000. Quarterly net income per share was $0.17 for the final FY 2005 three-month period. In the prior year Neogen reported fourth quarter revenues of $15,302,000 and net income of $0.13 per share.

“We are extremely proud to report that we both continued our solid record of profitability, and delivered on our promise of returning to quarterly revenue increases in the fourth quarter,” said James Herbert, Neogen’s president. “Fiscal 2005 was another exceptional year for Neogen, especially considering some of the challenges we faced in the past 12 months. Going forward, we are now well-positioned to seize the opportunities we see in the many growing global markets we serve.”

In the fourth quarter, Neogen’s gross margin as a percentage of sales climbed to 50.3%, up from 48.3% in the company’s third quarter, and 47.8% in the prior year’s fourth quarter. For FY 2005, Neogen’s operations generated $6,386,000 in cash—up significantly from the prior year’s $2,981,000. The increased cash flow enabled the company to pay off the $3,900,000 in long-term debt and fund several significant capital projects during the year.

“The significant improvements we made throughout our operations in our prior fiscal year, and into FY 2005, contributed to our exceptional operating results,” said Lon Bohannon, Neogen’s chief operating officer. “Our operational strength and strong balance sheet provides a solid foundation from which to continue our growth momentum in upcoming quarters.”

Neogen’s increasing, broad-based sales efforts outside North America helped increase international sales to 27% of total company revenues, compared to 25% and 20% in the prior two fiscal years. Strong demand in Europe led to a record sales year for Neogen’s equine botulism vaccine, a product the company has offered since 1987, and Neogen’s veterinary instruments continue to find increasing acceptance internationally.

The year saw Scotland-based Neogen Europe continue its significant inroads into the European Union food safety testing market through the distribution of U.S.-produced Neogen products, as well as its own expanding line of diagnostics. An advanced line of natural toxin tests utilizing the immunoaffinity column format is being developed in Scotland for worldwide testing markets.

The first two of these tests have been introduced, and are finding early acceptance. Neogen’s October 2004 acquisition of the distribution business of the company’s former food safety product distributor in Germany also contributed to Neogen’s performance internationally.

Neogen’s Animal Safety Division led the company’s FY 2005 revenue increase, with revenues up 24% from $27,931,000 in the prior year to $34,600,000. While the November 2003 addition of Hacco’s rodenticides and Hess & Clark’s disinfectants accounted for the majority of the division’s revenue gain, sales of established products grew 10% in the fourth quarter, and 7% for the entire fiscal year. In addition to a record year for Neogen’s botulism vaccine, sales of the company’s line of over-the-counter veterinary instruments offered in major farm and ranch retail stores jumped 20% in the fourth quarter, and 17% for the entire FY 2005. Also, Neogen’s unique D3 detectable veterinary needles continued their market penetration, recording significant sales increases, especially in the worldwide swine integrator market.

The Food Safety Division’s annual sales increase from $27,567,000 in the prior year to $28,156,000 was led by a 16% increase in worldwide sales of Neogen’s Acumedia dehydrated culture media products, both to the company’s traditional food safety customers, and other media users, such as commercial and pharmaceutical applications. Acumedia sales increases were achieved in FY 2005 even though significant resources were devoted to the relocation of media products manufacturing from Acumedia’s former facilities in Baltimore. The new Acumedia manufacturing facilities in Lansing, Mich., allow four times the manufacturing capability, with much more flexibility to better serve customers’ needs.

Due, in part, to the successful launch of an advanced testing format, sales of Neogen’s test kits to detect the mold toxin DON in grain climbed 14% in FY 2005 over prior year figures. The new strip test format is the quickest and easiest available for the toxin, which is primarily a concern to wheat and barley producers and processors. Sales of the company’s expanding line of food allergen test kits increased 12% for the year, also benefitting from the introduction of a simple strip test (similar to a home pregnancy test) format, and the launch of new tests to detect almonds and gluten. The Food Safety Division’s sales also increased as a result of the introduction of its AccuScan lateral flow test reader, which easily and objectively scans, stores and helps process test results from Neogen’s various strip tests.

Looking forward, Neogen’s agreement with Brussels, Belgium-based UCB to acquire UCB’s dairy antibiotic testing business is expected to significantly impact Neogen’s future growth potential. Closing on the agreement is expected to take place late in the 2005 calendar year. UCB’s dairy antibiotic testing products present a strong complementary fit with other testing products that Neogen offers the dairy industry, including an ATP sanitation monitoring system, water quality test, food allergen tests, and bacteria tests. Sales of UCB’s dairy testing products approximated $9 million (U.S.) in its most recent fiscal year, of which over 90% represented sales outside North America. Products involved in the acquisition include the widely-used Penzyme product, and the newer technology Beta Star test. The Beta Star test uses a format nearly identical to Neogen’s simple strip tests for mycotoxins, food allergens, and ruminant by-products.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

	Quarter ended May 31		Year ended May 31
	2005	2004	2005	2004
	(In thousands, except for per share)
Sales
Food Safety	$7,263	$6,798	$28,156	$27,567
Animal Safety	8,745	8,504	34,600	27,931

Total sales	16,008	15,302	62,756	55,498
Cost of sales	7,962	7,982	32,153	27,989

Gross margin	8,046	7,320	30,603	27,509
Operating expenses
Sales & marketing	3,497	3,325	13,484	12,052
Administrative	1,772	1,600	5,621	5,022
Research & development	596	773	2,729	2,893

Total operating expenses	5,865	5,698	21,834	19,967

Operating income	2,181	1,622	8,769	7,542
Other income (expense)	(38)	(16)	147	132

Income before income tax	2,143	1,606	8,916	7,674
Income tax	698	535	3,000	2,575

Net income	$1,445	$1,071	$5,916	$5,099
Net income per diluted share	$0.17	$0.13	$0.70	$0.61

Other information:
Shares to calculate per share	8,415	8,544	8,492	8,377
Depreciation & amortization	346	497	1,702	1,402
Interest expense	8	30	84	61
Gross margin (% of sales)	50.3%	47.8%	48.8%	49.6%
Operating income (% of sales)	13.6%	10.6%	14.0%	13.6%
Revenue increase vs. FY 2004	4.6%		13.1%
Net income increase vs. FY 2004	34.9%		16.0%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

	May 31 2005	May 31 2004
	(In thousands)
Assets
Current assets
Cash & securities	$1,972	$1,696
Accounts receivable	10,469	9,924
Inventories	13,796	12,374
Prepaid & other	2,142	2,281

Total current assets	28,379	26,275
Property & equipment	12,193	10,952
Goodwill & other assets	23,312	22,748

Total assets	63,884	59,975
Liabilities & Stockholders’ Equity
Current liabilities	5,735	5,656
Long-term lines of credit	—	3,900
Other long-term liabilities	3,314	2,577
Equity	54,835	47,842

Total liabilities & stockholders’ equity	$63,884	$59,975

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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